UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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VERSANT CORPORATION
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Versant Corporation

255 Shoreline Drive, Suite 450

Redwood City, California 94065 USA

Proxy Supplement for the April 18, 2011

Annual Meeting of Shareholders of Versant Corporation

Dear Shareholders:

This letter is a supplement (the “Supplement”) to the Proxy Statement and the notice of the 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”) of Versant Corporation (the “Company” or “Versant”) delivered on or about March 11, 2011 to the shareholders of record as of February 23, 2011. This Supplement relates to the departure of the Company’s Chief Executive Officer and the appointment of an Interim Chief Executive Officer. All capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Proxy Statement. Except as expressly supplemented and amended below, all information set forth in the proxy statement and the notice remains accurate and should be considered when voting your shares.

Versant filed with the SEC a definitive proxy statement on February 28, 2011 (the “Proxy Statement”) and this Supplement to the Proxy Statement on March 11, 2011. Investors and shareholders may obtain free copies of the Proxy Statement or the Supplement at the SEC’s website at www.sec.gov or at http://bnymellon.mobular.net/bnymellon/vsnt. The Proxy Statement, the Supplement and the Company’s annual report on Form 10-K (excluding the exhibits thereto), are available free of charge for Versant shareholders by written request to: Secretary, Versant Corporation, 255 Shoreline Drive, Suite 450, Redwood City, California 94065.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to Be Held on April 18, 2011.  The Notice of the Annual Meeting, this Proxy Statement, this Supplement, Versant’s Annual Report to Shareholders for the fiscal year ended October 31, 2010 and Versant’s report on Form 10-K for its fiscal year ended October 31, 2010 are available on the internet at: http://bnymellon.mobular.net/bnymellon/vsnt

The immediately following disclosure supplements and amends the discussion on pages 8 through 29 of the Proxy Statement under the headings “Board of Directors and Corporate Governance”, including in particular the discussions under the subheadings “Directors Standing for Election”, “Board of Directors Meetings and Committees” , “Director Independence” and “Board Leadership Structure”; under the heading “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters”; and under the heading “Proposal No. 1 — Election of Directors”.

New Interim Chief Executive Officer

Bernhard Woebker.  Effective March 10, 2011, Mr. Bernhard Woebker was appointed as the Company’s Interim President and Chief Executive Officer and as Managing Director of Versant GmbH.  Mr. Woebker is 61 years of age and has served as a director of Versant since June 2005 and was previously a director of the Company from June 1999 until the Company’s merger with Poet Holdings, Inc. in March 2004. Additional biographical information for Mr. Woebker is found on page 9 of the Proxy Statement.

Compensation.  Mr. Woebker will initially be paid a base salary at the rate of €216,000 per year. He may also be eligible for a future discretionary bonus and stock option grants as may be determined by the Compensation Committee of the Board of Directors.

Role as Director.  Mr. Woebker will continue to serve as a member of the Board of Directors of Versant and is a Board recommended nominee for re-election to the Board of Directors at the 2011 Annual Meeting. As Interim Chief Executive Officer of the Company, Mr. Woebker is no longer an Outside Director nor qualified as an independent director under the rules of The NASDAQ Stock Market or the rules of the SEC for determining independence as required for audit committee members.  As a Company employee, Mr. Woebker will no longer receive board fees or equity for his Board service. In addition, Mr. Woebker will no longer serve on the Audit Committee of the Board.

Former Chief Executive Officer

Jochen Witte.  On March 10, 2011, Jochen Witte, the Company’s President and Chief Executive Officer and the managing director of its Versant GmbH subsidiary, resigned from these positions and entered into a separation agreement (the “Separation Agreement”) with the Company.  Mr. Witte will continue to serve as a part-time employee at a salary of €9,000 per month and assist in transitioning his responsibilities to Versant’s new Interim Chief Executive Officer, Bernhard Woebker, until June 30, 2011, when Mr. Witte’s employment will terminate.

Role as Director.  Mr. Witte will continue to serve on Versant’s Board of Directors and is a Board recommended nominee for re-election to the Board of Directors at the 2011 Annual Meeting. Mr. Witte has renounced any right to receive stock options under the Company’s 2005 Directors Stock Option Plan, subject to any different determination by and in the discretion of the Compensation Committee, who could award Mr. Witte compensation for his services as a director in the Compensation Committee’s discretion.  It is possible that Mr. Witte would resign from the Board if and when the Company hires a new Chief Executive Officer.

Separation Agreement.  The terms of Mr. Witte’s Separation Agreement provide that, upon Mr. Witte’s termination, in exchange for a general release of claims (including any compensation or other benefits to which Mr. Witte may otherwise have been entitled pursuant to his employment agreement), he will receive the following separation benefits: (i) a severance payment consisting of €216,000 (equivalent to approximately $300,200 U.S. Dollars based on recent exchange rates) plus a bonus of approximately €65,768 (equivalent to approximately $91,400 U.S. Dollars based on recent exchange rates), less applicable deductions and withholding; (ii) the vesting of Mr. Witte’s Versant stock options will be accelerated by 12 months of vesting; and (iii) the exercise period of his outstanding Versant stock options will be extended so that such options will continue to be exercisable until March 31, 2012.  Pursuant to the Separation Agreement Versant will also repurchase approximately 62,545 shares of Versant common stock owned by Mr. Witte (including 15,120 shares owned by his spouse) at a price of $13.50 per share, reflecting recent market trading prices of Versant’s common stock.

Supplemental and Amended Disclosures

As a result of these management changes at Versant, certain other disclosures made in the Proxy Statement also require amendment as follows:

The following disclosure is added at page 18 of the Proxy Statement at the end of the Section titled “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters”.

As noted above in this Supplement, pursuant to his Separation Agreement with the Company dated as of March 10, 2011, the Company has agreed to repurchase approximately 62,545 shares of Versant common stock owned by Mr. Witte (including 15,120 shares owned by his spouse).

The following disclosure supplements the discussion on page 20 of the Proxy Statement under the heading “Certain Relationships and Related Transactions”, and replaces paragraph two under the heading “Certain Related Party Transactions”.

Pursuant to the terms of the Separation Agreement between the Company and Jochen Witte entered into after the completion of fiscal year 2010, upon Mr. Witte’s termination, in exchange for a general release of claims (including any compensation or other benefits to which Mr. Witte may have been entitled pursuant to his employment agreement), he will receive the following separation benefits:  (i) a severance payment consisting of €216,000 (equivalent to approximately $300,200 U.S. Dollars based on recent exchange rates) plus a bonus of approximately €65,768 (equivalent to approximately $91,400 U.S. Dollars based on recent exchange rates), less applicable deductions and withholding; (ii) the vesting of Mr. Witte’s Versant stock options will be accelerated by 12 months of vesting; and (iii) the exercise period of his outstanding Versant stock options will be extended so that such options will continue to be exercisable until March 31, 2012.  Pursuant to the Separation Agreement Versant will also repurchase approximately 62,545 shares of Versant common stock owned by Mr. Witte (including 15,120 shares owned by his spouse) for approximately $845,000 at the price of $13.50 per share.

Other than these indemnification arrangements, the provisions of the Separation Agreement and the compensation of directors and Named Executive Officers as described elsewhere in this Proxy Statement, to the Company’s knowledge there has not been since the beginning of fiscal year 2010 and there is not currently proposed any transaction in which the Company was or is to be a participant, in which the amount involved exceeds $120,000 or one percent of Versant’s total assets at year end for the last two completed fiscal years; and in which any director, executive officer, 5% shareholder or any of their “immediate family members” (as defined by SEC regulations) had or will have a direct or indirect material interest.

The following disclosure replaces the second paragraph under the heading “Executive Compensation — Versant’s Named Executive Officers” at page 22 of the Proxy Statement.

During Versant’s fiscal year ended October 31, 2010, its only Named Executive Officers were Jochen Witte, Versant’s President and Chief Executive Officer, and Jerry Wong, Versant’s Vice President, Finance, Chief Financial Officer and Secretary (together referred to in this Proxy Statement as the “Named Executive Officers”).   Versant has no other executive officers as of the date of this Proxy Statement except for Bernhard Woebker, its Interim President and Chief Executive Officer, and, except for Messrs. Witte and Wong, had no other executive officers during fiscal 2010.

The following disclosure is added at page 25 of the Proxy Statement under “Executive Compensation — Employment Contracts, Termination of Employment and Change-in Control Arrangements as a new third paragraph under the heading “Chief Executive Officer’s Employment Arrangements”.

On March 10, 2011, Jochen Witte, the Company’s then President and Chief Executive Officer and the Managing Director of its Versant GmbH subsidiary, resigned from these positions and entered into the Separation Agreement which is summarized above in this Supplement.  Mr. Witte will continue to serve as a part-time employee at a salary of €9,000 per month and assist in transitioning his responsibilities to Versant’s new Interim Chief Executive Officer, Bernhard Woebker, until June 30, 2011, when Mr. Witte’s employment will terminate.

The following disclosure is added at page 27 of the Proxy Statement as a new footnote 2 to the table set forth under the heading “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End, Fiscal Year 2010”.

(2)

Bernhard Woebker, who became a Named Executive Officer on March 10, 2011, was not a Named Executive Officer during fiscal year 2010. Information regarding equity awards held by Mr. Woebker as of the end of fiscal year 2010 is set forth under “Board of Directors and Corporate Governance — Director Compensation — Equity Compensation” on page 13 of this Proxy Statement.

The footnote number (1) in the table at page 29 of the Proxy Statement under the heading “Proposal No. 1 — Election of Directors — Nominees” is deleted to reflect that director nominee Bernhard Woebker is no longer a member of the Audit Committee of the Board of Directors.

The following disclosure replaces the discussion on page 44 of the Proxy Statement, Proposal No. 4, Approval of Amendment to Versant’s 2005 Directors Stock Option Plan under the heading “New Plan Benefits”.

New Plan Benefits

The following table shows all expected fiscal 2011 option grants under the 2005 Directors Plan for the persons indicated assuming shareholders approve the amendment of the plan that is the subject of this proposal. Only Outside Directors are eligible for options under the 2005 Directors Plan. Therefore, we will not make any grants under the 2005 Directors Plan during fiscal 2011 to any individuals other than eligible Outside Directors.

Number of
Name and Position	Dollar Value	Options (1)
Bernhard Woebker
Interim President and Chief Executive Officer	—	—
Jerry Wong
Vice President, Finance, Chief Financial Officer	—	—
All current executive officers as a group (2 persons)	—	—
All current directors who are not executive officers, as a group (3 persons)	$ *	12,000
All employees, including officers who are not executive officers, as a group	—	—

(*)         The exercise price will be the closing price of Versant’s Common Stock on August 22, 2011. The grant date fair value of each option will be computed in accordance with ASC 718. On March 9, 2011, the closing price of Versant Common Stock on the NASDAQ Capital Market was $13.84 per share.

(1)          If the proposed amendment to the 2005 Directors Option Plan described in this Proxy Statement is approved, then each of our incumbent Outside Directors (currently three directors) who are directors on August 22, 2011 will receive an option to purchase 4,000 shares of our Common Stock on August 22, 2011 at an exercise price per share equal to the closing price of Versant’s Common Stock on the date of grant, which option is immediately exercisable and vests as to 50% of the shares on each of the two anniversaries following the grant date subject to continued service as a director or consultant.

Our Board of Directors continues to unanimously recommend that you vote “For” all of the nominees for director in Proposal 1 and “For” Proposals 2, 3 and 4.

You may vote on the matters described in this Proxy Statement in person or by proxy. Whether or not you plan to attend the Annual Meeting in person - we ask that you please complete and return the enclosed proxy card promptly in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the Annual Meeting in accordance with your wishes.

By Order of the Board of Directors,

/s/ JERRY WONG
Jerry Wong
Secretary
March 11, 2011